Exhibit 5.1

RODNEY E. MOTON
ATTORNEY & COUNSELOR AT LAW
7324 SOUTHWEST FREEWAY, SUITE #560
HOUSTON, TEXAS 77074
TELEPHONE (713) 592-9220 FACSIMILE (713) 623-4541

December 13, 2012
One World Holdings, Inc.
418 Bridge Crest Boulevard
Houston, Texas 77082

Re:	Form S-1 Registration Statement
File No. 333-177992

Ladies and Gentlemen:

You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of One World Holdings, Inc., a Nevada corporation (the "Company") covered by a Form S-1 Registration Statement [File No. 333-177992] (the "Registration Statement"), which relates to the resale of 4,230,000 shares of common stock, $0.0025 par value (the "Shares") of the Company issuable upon conversion of outstanding 14% Convertible Debentures (as described in greater detail in the Registration Statement)(the “Convertible Debentures” and the “Shares”).

In connection with this opinion, we have examined the corporate records of the Company, including the Company's Articles of Incorporation, and Bylaws, the Registration Statement, the Convertible Debentures, and such other documents and records as we deemed relevant in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based upon the foregoing and in reliance thereof, it is our opinion that the Shares, when issued upon the valid conversion of the Convertible Debentures and at such time as they are fully paid for, each pursuant to the terms of the Convertible Debentures, will be legally issued, fully paid and non-assessable. This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

This opinion is being delivered and is intended for use solely in regard to the transactions contemplated by the Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters other than those described above, relating to the Company, the Shares or the Registration Statement. This opinion is based upon our knowledge of law and facts as of its date and as of the effective date of the Registration Statement. We assume no duty to communicate to you with respect to any matter which comes to our attention after the effective date of such Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ The Law Office of Rodney E. Moton LLC